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                                  EXHIBIT 99.1


DATE:  November 7, 2003                             CONTACT:  Charles P. Huffman

RELEASE:  Immediately                               PHONE:  251-476-2720


ENERGYSOUTH, INC. REPORTS 2003 FISCAL YEAR EARNINGS

EnergySouth, Inc. today reported earnings for the fiscal year ended September 30, 2003, of $11,135,000, or $2.17 per diluted share, as compared to earnings for fiscal year 2002 of $10,231,000, or $2.03 per diluted share. The 7% increase in earnings per share is attributable to increased earnings from each of EnergySouth's business segments.

EnergySouth's natural gas storage business, operated by Bay Gas Storage Company, Ltd., contributed increased earnings of $0.07 for the year ended September 30, 2003 due, in part, to additional storage revenues associated with the commencement of operations of a second underground natural gas storage cavern in April 2003 and to short-term storage agreements under which available storage capacity was leased to customers on a day-to-day basis. The increased storage revenues were partially offset by a decrease in revenues previously recognized in connection with an option agreement which expired in May 2003. The increased revenues were also partially offset by increased operations and maintenance expenses due to the expansion of Bay Gas' operations, and an increase in depreciation expense and property taxes related to additional Bay Gas plant placed in service.

EnergySouth's natural gas distribution business contributed increased earnings per share of $0.03 during fiscal 2003 primarily from its Mobile Gas Service Corporation subsidiary. Mobile Gas' earnings were positively impacted by an increase in margins ( gas revenues less cost of gas and related taxes) as a result of the rate adjustment which became effective December 1, 2002 under the Rate Stabilization and Equalization ratemaking methodology now in effect for Mobile Gas. Increased margins from the rate increase were partially offset by a decline in usage per degree day from residential customers and a decline in volumes transported to industrial customers due to increased gas prices and general economic conditions. Offsetting the positive impact from margins were an increase in depreciation expense due to additional plant placed in service, and a 2.7% increase in operating and maintenance expenses.

Earnings from other business operations, which include merchandise sales, service, and financing, increased $0.04 per share as compared to fiscal year 2002. The prior-year periods included losses associated with the exit from the natural gas generator sales business and the closing of a retail specialty store.

The Company reported net income of $0.23 and $0.17 per share respectively, for the fourth quarters ended September 30, 2003 and 2002. The increase in earnings for the current year quarter is due primarily to increased earnings of $0.04 from Mobile Gas' distribution business due to increased margins for the reasons discussed above for fiscal year 2003 and a decrease in


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operations and maintenance expenses during the fourth quarter of fiscal 2003, in which Mobile Gas did not incur certain bad debt and collection expenses and advertising and promotional payments paid in the fiscal 2002 fourth quarter. EnergySouth's storage and other businesses also contributed increased earnings of $0.01 per share each during the current year quarter due primarily to the same factors mentioned above for fiscal year 2003.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.


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                                ENERGYSOUTH, INC.
                                FINANCIAL RESULTS
                      (in thousands, except per share data)




TWELVE MONTHS ENDED SEPTEMBER 30,                                   2003                     2002
                                                                 ----------               ----------
Operating Revenues                                                $ 99,615                 $ 86,419
Operating Expenses                                                $ 73,957                 $ 63,625
Net Income                                                        $ 11,135                 $ 10,231

Basic Earnings Per Common Share                                   $   2.20                 $   2.06

Diluted Earnings Per Common Share                                 $   2.17                 $   2.03


THREE MONTHS ENDED SEPTEMBER 30,                                    2003                     2002
                                                                 ----------               ----------
Operating Revenues                                                $ 17,715                 $ 14,556
Operating Expenses                                                $ 13,593                 $ 11,343
Net Income                                                        $  1,216                 $    875

Basic Earnings Per Common Share                                   $   0.24                 $   0.17

Diluted Earnings Per Common Share                                 $   0.23                 $   0.17


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